                                                                  Exhibit (k)(1)

                     TRANSFER AGENCY AND REGISTRAR AGREEMENT



        AGREEMENT, dated as of July 18, 1988 between Colonial Intermediate High Income Fund (the "Fund"), a Massachusetts business trust, and having its principal place of business at One Financial Center, Boston, Massachusetts, 02111, and BOSTON SAFE DEPOSIT AND TRUST COMPANY (the "Transfer Agent"), a Massachusetts trust company with principal offices at One Boston Place, Boston, Massachusetts 02108.



                              W I T N E S S E T H :

        That for and in consideration of the mutual promises hereinafter set forth, the Fund and the Transfer Agent agree as follows:



        1. DEFINITIONS. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

        (a) "Authorized Person" shall be deemed to include the President, any Vice President, the Secretary, any Assistant Secretary, Treasurer, or any Assistant Treasurer, or any other person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in a certificate furnished to the Transfer Agent pursuant to Section 4(c) hereof as may be received by the Transfer Agent from time to time;

        (b) "Custodian" refers to the custodian and any sub-custodian of all securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such custodian pursuant to the custodian agreement;

        (c) "Declaration of Trust" shall mean the Agreement and Declaration of Trust dated May 24, 1988 of the Fund as now in effect and as the same may be amended from time to time.

        (d) "Oral Instructions" shall mean instructions, other than written instructions, actually received by the Transfer Agent from a person reasonably believed by the Transfer Agent to be an Authorized Person;

        (e) "Shares" refers to the Shares of Beneficial Interest of the Fund as may be issued by the Fund from time to time; and

        (f) "Written Instructions" shall mean a written communication signed by a person reasonably believed by the Transfer Agent to be an Authorized Person and actually received by the Transfer Agent.

        2. APPOINTMENT OF THE TRANSFER AGENT. The Fund hereby appoints and constitutes the Transfer Agent as transfer agent and registrar for the Shares of the Fund and as shareholder servicing agent for the Fund. The Transfer Agent accepts such appointments and agrees to perform the duties hereinafter set forth.

        3. REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT. The Transfer Agent represents and warrants to the Fund that (a) it is a trust company duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts; (b) it is duly qualified to carry on its business in The Commonwealth of Massachusetts; (c) it is empowered under applicable laws by its charter and by-laws to enter into and perform this agreement; (d) all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement, and (e) it has or will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

        4. REPRESENTATIONS-AND WARRANTIES OF THE FUND. The Fund represents and warrants to the Transfer Agent that (a) it is a business trust duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts; (b) it is empowered under applicable laws and by its Declaration of Trust and by-laws to enter into and perform this Agreement; (c) all proceedings required by said Declaration of Trust and by-laws have been taken to authorize it to enter into and perform this Agreement; and (d) it is a closed-end, diversified investment company registered under the Investment Company Act of 1940.

        5. COMPENSATION. The Fund will compensate or cause the Transfer Agent to be compensated for the performance of its obligations hereunder in accordance with the fees set forth in the Fee Agreement dated July 18, 1988. The Fee Agreement does not include out-of-pocket disbursements of the Transfer Agent for which the Transfer Agent shall be entitled to bill the Fund separately. The Transfer Agent will bill the Fund as soon as practicable after the end of each calendar month, and said billings will be detailed in accordance with the Fee Agreement. The Fund will promptly pay to the Transfer Agent the amount of such billing.

                Out-of-pocket disbursements shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule A and incorporated herein. Schedule A may be modified by the Transfer Agent upon not less than 30 days prior written notice to the Fund. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by the Transfer Agent in the performance of its obligations hereunder. Reimbursement by the Fund for expenses incurred by the Transfer Agent in any month shall be made as soon as practicable after the receipt of an itemized bill from the Transfer Agent.

        6. DOCUMENTS. In connection with the appointment of the Transfer Agent, the Fund shall, on or before the date this Agreement goes into effect, but in any case, within a reasonable period of time for the Transfer Agent to prepare to perform its duties hereunder, deliver or cause to be delivered to the Transfer Agent the following documents:

        (a) If applicable, specimens of the certificates for the Shares of the Fund;

        (b) All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund;

        (c) Certified copies of each vote of the Trustees of the Fund designating Authorized Persons and signature cards bearing the signature of any officer the Fund or other Authorized Person who will sign Written Instructions.

        (d) All documents and papers necessary under the laws of Massachusetts, under the Fund's Declaration of Trust, and as may be required for the due performance of the Transfer Agent's duties under this Agreement or for the due performance of additional duties as may from time to time be agreed upon among the Fund and the Transfer Agent.

        7. DISTRIBUTIONS PAYABLE IN SHARES. In the event that the Board of Trustees of the Fund shall declare a distribution payable in Shares, the Fund shall deliver or cause to be delivered to the Transfer Agent written notice of such declaration signed on behalf of the Fund by an officer thereof, upon which the Transfer Agent shall be entitled to rely for all purposes, certifying
(i).the identity of the Shares involved, (ii) the number of Shares involved, and
(iii) that all appropriate action has been taken.

                Notwithstanding any of the foregoing provisions of the Agreement, the Transfer Agent shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the repurchase of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Trustees, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

        8. DUTIES OF THE TRANSFER AGENT. The Transfer Agent shall be responsible for administering and/or performing transfer agent functions; for performing all of the customary services of a registrar; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and repurchase (including coordination with the Custodian) of the Shares consistent with applicable regulations from time to time in effect. The operating standards and procedures to be followed shall be determined from time to time by agreement between the Fund and the Transfer Agent.

        9. RECORD KEEPING AND OTHER INFORMATION. The Transfer Agent shall create and maintain all necessary records in accordance with all applicable laws and rules and regulations. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section and rules, and will be surrendered promptly to the Fund on and in accordance with its request.

                The Transfer Agent and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

                In the case of any requests or demands for the inspection of the shareholder records of the Fund, the Transfer Agent will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent reserves the right, however, to exhibit the shareholder records to any person whenever it is advised by its counsel that it may be held liable for failure to exhibit the shareholder records to such person.

        10. OTHER DUTIES. In addition, the Transfer Agent shall perform such other duties and functions, and shall be paid amounts therefor, as may from time to time be agreed upon in writing among the Fund and the Transfer Agent.

        11. RELIANCE BY TRANSFER AGENT:  Instructions.

        (a) The Transfer Agent will be protected in acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from an officer of the Fund. The Transfer Agent will also be protected in processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund, provided that such Share certificates bear the proper countersignature of the Transfer Agent.

        (b) At any time the Transfer Agent may apply to any Authorized Person of the Fund for Written Instructions and may seek advice from legal counsel for the Fund or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for the Transfer Agent. Written Instructions requested by the Transfer Agent will be provided by the Fund within a reasonable period of time. In addition, the Transfer Agent, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is known by the Transfer Agent, or its officers, agents or employees, to be an Authorized Person. The Transfer Agent shall have no duty or obligation to inquire into, nor shall the Transfer Agent be responsible for, the legality of any act done by it upon the request or direction of a person reasonably believed by the Transfer Agent to be an Authorized Person.

        12. ACTS OF GOD, ETC. The Transfer Agent will not be liable or responsible for delays or errors by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown beyond its control, flood or catastrophe, acts of God, insurrection, war, riots or failure beyond its control of transportation, communication or power supply.

        13. DUTY OF CARE AND INDEMNIFICATION. The Fund will indemnify the Transfer Agent against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the bad faith, negligence or willful misconduct of the Transfer Agent, and arising out of, or in connection with, its duties hereunder. In addition, the Fund will indemnify the Transfer Agent against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit as a result of: (i) any action taken in accordance with written or Oral Instructions, or any other instructions, or Share certificates reasonably believed by the Transfer Agent to be genuine and to be signed, countersigned or executed, or orally communicated by an Authorized Person; (ii) any action taken in accordance with written or oral advice given by counsel for the Fund or its own counsel; or
(iii) any action taken as a result of any error or omission in any record (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) delivered, or caused to be delivered by the Fund to the Transfer Agent in connection with this Agreement.

                The Transfer Agent will indemnify the Fund against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising out of or attributable to any action or failure or omission to act by the Transfer Agent as a result of the Transfer Agent's bad faith, negligence or willful misconduct.

                In order that the indemnification provisions contained in this
Section 13 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised of all pertinent facts concerning the situation in questions and shall use reasonable care to identify and notify the other party promptly concerning any situation which presents or appears likely to present a claim for indemnification under this Section 13. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim.

                The Fund shall have the option to defend the Transfer Agent against any claim which may be the subject of this indemnification, and, in the event that the Fund so elects, such defense shall be conducted by counsel chosen by the Fund and satisfactory to the Transfer Agent, and thereupon the Fund shall take over complete defense of the claim and the Transfer Agent shall sustain no further legal or other expenses in such situation for which it seeks indemnification under this Section 13. The party seeking indemnification will not confess any claim or make any compromise in any case in which the other party will be asked to provide indemnification, except with the other party's prior written consent. The obligations of the parties hereto under this Section shall survive the termination of this Agreement.

        14. TERM AND TERMINATION. (a) This Agreement shall be effective as of the date first written above and shall continue until terminated as provided below.

        (b) Either party hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than 120 days after the date of receipt of such notice. In the event such notice is given by the Fund, it shall be accompanied by a resolution of the Board of Trustees of the Fund, certified by the Secretary of the Fund, designating a successor transfer agent or transfer agents. Upon such termination and at the expense of the Fund, the Transfer Agent will deliver to such successor a certified list of shareholders of the Fund (with names and addresses), an historical record of the account of each shareholder and the status thereof, and all other relevant books, records, correspondence, and other data established or maintained by the Transfer Agent under this Agreement in the form reasonably acceptable to the Transfer Agent, and will cooperate in the transfer of such duties and responsibilities, including provisions for assistance from the Transfer Agent's personnel in the establishment of books, records and other data by such successor or successors.

        15. AMENDMENT. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

        16. SUBCONTRACTING. The Fund agrees that the Transfer Agent may, in its discretion, subcontract for certain of the services described under this Agreement or the Schedules hereto; provided that the appointment of any such subcontractor shall not relieve the Transfer Agent of its responsibilities hereunder.

        17. MISCELLANEOUS.

        (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or the Transfer Agent, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                                         To the Fund:

                                  Colonial Intermediate High Income Fund
                                  One Financial Center
                                  Boston, Massachusetts 02111
                                  Attention:  Secretary

                                         To the Transfer Agent:

                                  Boston Safe Deposit and Trust Company
                                  One Boston Place
                                  Boston, Massachusetts 02108
                                  Attention: Robert Radin

        (b) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

        (c) This Agreement shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

        (d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

        (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

        (f) A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized as of the day and year first above written.


                                COLONIAL INTERMEDIATE HIGH INCOME FUND

                                By: /s/ EVELYN A. MELLEN
                                   -----------------------------------
                                   Evelyn A. Mellen


                                BOSTON SAFE DEPOSIT AND TRUST COMPANY

                                By: /s/ JEFFREY P. BEALE
                                   -----------------------------------
                                   Jeffrey P. Beale

                                   Schedule A


OUT-OF-POCKET EXPENSES


        The Fund shall reimburse the Transfer Agent monthly for the following out-of-pocket expenses:

          -     postage
          -     mailing, including third party labor charges forms telephone if
          -     applicable, magnetic tape and freight storage fees for the
          -     retention of records microfilm/microfiche stationery insurance
          -     if applicable, terminals, transmitting lines and any expenses
          -     incurred in connection with such terminals and lines
          - all other miscellaneous expenses reasonably incurred by the Transfer Agent


        The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with the Transfer Agent and the Transfer Agent agrees to provide the Fund with an estimate of such postage and mailing expenses five (5) business days prior to any such mailing. In addition, the Fund will promptly reimburse the Transfer Agent for any other expenses incurred by the Transfer Agent as to which the Fund and the Transfer Agent mutually agree that such expenses are not otherwise properly borne by the Transfer Agent as part of its duties and obligations under the Agreement.

                                   Schedule B


DUTIES OF THE AGENT (See Exhibit 1 for Summary of Services)


        1. SHAREHOLDER INFORMATION. The Transfer Agent or its agent shall maintain a record of the number of Shares held by each holder of record which shall include their addresses and which shall indicate whether such Shares are held in certificated or uncertificated form.

        2. SHAREHOLDER SERVICES. The Transfer Agent or its agent will investigate all inquiries from shareholders of the Fund relating to Shareholder accounts and will answer all correspondence from Shareholders and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between the Transfer Agent and the Fund and furnish copies of all such inquiries and answers promptly to the Fund.

        3. SHARE CERTIFICATES.

        (a) At the expense of the Fund, the Transfer Agent or its agent shall maintain an adequate supply of blank share certificates to meet the Transfer Agent or its Agent's requirements therefor. Such Share certificates shall be properly signed by facsimile. The Fund agrees that, notwithstanding the death, resignation, or removal of any officer of the Fund whose signature appears on such certificates, the Transfer Agent or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

        (b) The Transfer Agent or its agent shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by the Transfer Agent or its agent of properly executed affidavits and lost certificate bonds, in form satisfactory to the Transfer Agent or its agent, with the Fund and the Transfer Agent or its agent as obligees under the bond.

        (c) The Transfer Agent or its agent shall also maintain a record of each certificate issued, the number of Shares represented thereby and the holder of record. With respect to Shares held in open accounts or uncertificated form, i.e., no certificate being issued with respect thereto, the Transfer Agent or its agent shall maintain comparable records of the record holders thereof, including their names and addresses. The Transfer Agent or its agent shall further maintain a stop transfer record on lost and/or replaced certificates.

        4. MAILING COMMUNICATIONS TO SHAREHOLDERS; PROXY MATERIALS. At the expense of the Fund, the Transfer Agent or its agent will address and mail to Shareholders of the Fund, all reports to Shareholders, dividend and distribution notices and proxy material for any of the Fund's meetings of Shareholders. In connection with meetings of Shareholders, the Transfer Agent or its agent, at the expense of the Fund will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

        5. DIVIDENDS.

        (a) NOTICE TO TRANSFER AGENT AND CUSTODIAN. Upon the declaration of each dividend and each capital gains distribution by the Board of Trustees of the Fund with respect to Shares of the Fund, the Transfer Agent shall furnish or cause to be furnished to the Transfer Agent or its agent a copy of a resolution of the Fund's Board of Trustees certified by the Secretary of the Fund setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable to the Transfer Agent or its agent on the payment date and whether such dividend or distribution is to be paid in Shares of such class at net asset value.

                On or before the payment date specified in such resolution of the Board of Trustees, the Custodian of the Fund will pay to the Transfer Agent or its agent sufficient cash to make payment to the Shareholders of record as of such payment date.

        (b) INSUFFICIENT FUNDS FOR PAYMENTS. If the Transfer Agent or its agent does not receive sufficient cash from the Custodian to make total dividend and/or distribution payments to all Shareholders of the Fund as of the record date, the Transfer Agent or its agent will, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until such sufficient cash is provided to the Transfer Agent or its agent.

                                                                      Exhibit 1
                                                                         to
                                                                      Schedule B

                               Summary of Services


        The services to be performed by the Transfer Agent or agent shall be as follows:

        A.      DAILY RECORDS
                -------------

                Maintain daily on disc the following information with respect to each Shareholder account as received:

                -      Name and Address (Zip Code)
                -      Class of Shares
                -      Balance of Shares held by Transfer Agent
                - Beneficial owner code: i.e. male, female, joint tenant, etc.
                -      Dividend code (reinvestment)
                - Complete register information including the number of Shares held in certificate form, date of issuance and certificate numbers

        B.      OTHER DAILY ACTIVITY
                --------------------

                - Answer written inquiries relating to Shareholder accounts (matters relating to portfolio management distribution of Shares and other management policy questions wil1 be referred to the Fund).
                - Examine and process all transfers of Shares, ensuring that all transfer requirements and legal documents have been supplied.
                - Issue and mail replacement checks. Issue and mail replacement certificates.

        C.      REPORTS PROVIDED TO THE FUND
                ----------------------------

                Furnish the following reports to the Fund:

                -      Daily financial totals
                -      Monthly report of outstanding
                - Shares Monthly analysis of accounts by beneficial owner code
                -      Monthly analysis of accounts by Share range

        D.      DIVIDEND ACTIVITY
                -----------------

                - Calculate, process, prepare and mail Share dividends, checks and statements as instructed by the Fund.
                - Compute, prepare and mail all necessary reports to Shareholders or various authorities as requested by the Fund.
                -      Prepare and mail 1099 Statements.

        E.      MEETINGS OF SHAREHOLDERS
                ------------------------

                - Cause to be mailed proxy and related material for all meetings of Shareholders. Tabulate returned proxies (proxies must be adaptable to mechanical equipment of the Transfer Agent or its agents) and supply daily reports when sufficient proxies have been received.
                - Prepare and submit to the Fund an Affidavit of Mailing.
                - At the time of the meeting, furnish a certified list of Shareholders, hard copy, microfilm or microfiche and, if requested by the Fund, Inspectors of election.

        F.      PERIODIC ACTIVITIES
                -------------------

                - Cause to be mailed reports, Fund, and any other enclosures requested by the Fund (material must be adaptable to mechanical equipment of Transfer Agent or its agents).